NSAR Question 77C ? Total Return Bond Supplemental Proxy Information

A meeting of the Fund?s shareholders was held on July 17, 2003, in conjunction with shareholder meetings for certain other funds within the JennisonDryden Mutual Fund complex. The meeting was held for the following purposes:

(1) To elect the following ten individuals to serve on the Fund?s Board of Directorsto a term until the earlier to occur (a) the next meeting of shareholders at whichBoard Members are elected and until their successors are elected and qualifiedor (b) until their terms expire in accordance with each Fund?s retirement policygenerally calls for the retirement of Directors on December 31 of the year inwhich they reach the age of 75.

? David E. Carson
? Robert E. La Blanc
? Douglas H. McCorkindale
? Stephen P. Munn
? Richard A. Redeker
? Robin B. Smith
? Stephen Stoneburn
? Clay T. Whitehead
? Judy A. Rice
? Robert F. Gunia

(2) To approve a proposal to permit the manager to enter into, or make material changes to, subadvisory agreements without shareholder approval.

(3) To permit an amendment to the management contract between PI and the Fund.

(4) To approve changes to fundamental investment restrictions and policies.

(5) To approve amendments to the Fund?s Articles of Incorporation.

The results of the proxy solicitation on the above matters were:

Director/Manager/ 			Votes 		Votes
Investment Restriction 		For 			Against  Abstentions
(1) David E. Carson 		21,229,317 		?		?
Robert E. La Blanc 			21,229,044 		?		?
Douglas H. McCorkindale 		21,230,000 		?		?
Stephen P. Munn 			21,231,456 		?		?
Richard A. Redeker 		21,232,264 		?		?
Robin B. Smith 			21,259,686 		?		?
Stephen Stoneburn 			21,231,562 		?		?
Clay T. Whitehead 			21,231,111 		?		?
Judy A. Rice 				21,263,694 		?		?
Robert F. Gunia 			21,231,332 		?		?

(2) Subadvisory agreement 	8,604,476 		742,721 	274,335

(3) Amendment to management
contract 				20,731,431 	490,526 	295,290

(4) Fundamental investment restrictions
(4a) Fund diversification 		8,944,594 	408,854         268,083

(4b) Issuing senior securities,
borrowing money or pledging
assets 				8,737,770 		577,612 	306,150

(4c) Buying and selling real estate 8,880,692 		441,143 	299,697

(4d) Buying and selling commodities
and commodity contracts 		8,817,023 	503,283 	301,226

(4e) Fund concentration 		8,876,808 	444,796 	299,928

(4f) Making loans 			8,731,542 	573,716 	316,274

(4g) Other investment restrictions,
including investing in securities
of other investment companies 	8,823,293 		498,215 	300,024

(5) Amendments to the Articles of
Incorporation 			8,935,595 		362,697 	323,240